CONSENT OF INDEPENDENT AUDITORS
We consent to the use in this Post-Effective Amendment No. 9 to Registration Statement No. 333-118913 on Form N-6 of our report dated March 2, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to changes in the method of accounting for variable interest entities in 2005 and certain non-traditional long-duration contracts in 2004), relating to the financial statements of Pacific Life Insurance Company and Subsidiaries appearing in the Statement of Additional Information of Pacific Select Accumulator Pacific Select Exec Separate Account, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in the Statement of Additional Information of Pacific Select Accumulator Pacific Select Exec Separate Account.

/s/ DELOITTE & TOUCHE LLP
Costa Mesa, California
April 16, 2007